Exhibit 4.59

Tenth Amendment

To The Exclusive Ragnarok Online License and Distribution Agreement

This AMENDMENT (“this Amendment”) is made and entered into on this 16th of November, 2015 (hereinafter referred to as “Amendment Date”) by and between Gravity Co., Ltd (hereinafter referred to as “Licensor”) and Gravity Interactive, Inc. (hereinafter referred to as “Licensee”).

RECITALS:

WHEREAS, Licensor and Licensee (“Parties” collectively) entered into the Exclusive Ragnarok Online License and Distribution Agreement (“the Original Agreement”), dated January 1st, 2006.

WHEREAS, the Parties has entered into the amendments to the Original Agreement (“Amendments”) Nine times to amend certain terms and conditions of the Original Agreement(the Original Agreement amended by Amendments until now is hereinafter referred to as “The Agreement”);

WHEREAS, both Parties to The Agreement now desire to amend The Agreement as set forth below;

AGREEMENT

NOW; THEREFORE, in consideration of the mutual promises and covenants contained herein, Licensor and Licensee agree as follows:

1. Territory

The Article 1.12 of The Agreement shall be amended as follows:

1.12        “Territory” shall mean the following territories:

(a) United States of America

(b) Canada

(c) Australia

(d) New Zealand

(e) India

(f) Singapore

(g) Malaysia

(h) Middle East and North Africa region (UAE, Saudi Arabia, Jordan, Kuwait, Bahrain, Qatar, Oman, Lebanon, Mauritania, Egypt, Algeria, Morocco, and Tunisia)

(i) Philippines

(j) The Russian Federation, the CIS countries (Armenia, Azerbaijan, Kyrgyzstan, Kazakhstan, Moldova, Tajikistan, Turkmenistan, Uzbekistan), Georgia, Estonia, Latvia and Lithuania.

(k) South America area except Brazil (including, but not limited to, Guyana, Bolivarian Republic of Venezuela, Bolivia, Republic of Suriname, Argentina, Ecuador, Uruguay, Chile, Colombia, Paraguay, Peru)

3.	Effective Date

All the Articles of The Agreement amended by this Amendment shall be effective and applicable on and from the Amendment Date defined above, and any of them shall not be construed or regarded to be retroactively effective.

4.	Continuing Effectiveness of the Agreement

Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in The Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year first above-written.

GRAVITY CO., LTD.	Gravity Interactive Inc.

By:	By:
Name: Hyun Chul Park	Name: Kitamura Yoshinori
Title: CEO	Title: CEO
Date:	Date:

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